Exhibit 10.13

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 13, 2010

BY AND AMONG

AMERICAN ASSETS TRUST, INC.,

a Maryland corporation

[REIT SUB FORWARD MERGER ENTITY MERGER SUB]

a Delaware limited liability company

AND

[REIT SUB FORWARD MERGER ENTITY]

a [                        ]

i

DEFINED TERMS

TERM	SECTION
Accredited Investor	Section 8.02
Affiliate	Section 8.02
Agreement	Introduction
Allocated Share	Section 8.02
Alternate Transaction	Section 8.02
American Assets Entity	Section 8.02
Business Day	Section 8.02
Certificate of Merger	Section 1.02
Closing	Section 2.01
Closing Date	Section 2.01
Code	Section 8.02
Consent Form	Section 8.02
Consenting Holders	Recitals
Contributors	Recitals
Contributed Entities	Recitals
Contributed Interest	Recitals
Decrease	Section 4.12
Disclosed Loans	Section 4.12
Dispute	Section 8.08
Effective Time	Section 1.02
Environmental Laws	Section 8.02
Equity Value	Section 8.02
Escrow Agreement	Section 8.02
Excluded Assets	Section 5.03
Formation Transaction Documentation	Section 8.02
Formation Transactions	Section 8.02
Forward OP Merger Entities	Recitals
Forward REIT Merger Entities	Recitals
Franchise Agreement	Section 4.13
Governmental Authority	Section 8.02
Intercompany Debt	Section 8.02
Intercompany Debt Adjustments	Section 8.02
IPO	Recitals
IPO Closing Date	Section 8.02
IPO Price	Section 8.02
JAMS	Section 8.08
Joinder Date	Section 6.02
Laws	Section 8.02
Leases	Section 4.08
Liens	Section 8.02
Lock-Up Agreement	Section 8.02
Merger	Recitals

Merger Consideration	Section 1.05
Merger Sub	Introduction
MGCL	Recitals
OP Units	Section 1.05(a)(ii)
Operating Partnership	Recitals
Operating Partnership Agreement	Section 8.02
OP Sub Merger Entities	Recitals
Organizational Documents	Section 8.02
Outside Date	Section 2.05
Ownership Limits	Section 1.05
Permitted Liens	Section 8.02
Person	Section 8.02
Pre-Formation Interests	Section 8.02
Pre-Formation Participants	Section 8.02
Property	Section 4.01
Prospectus	Section 8.02
Rady Group	Section 7.02(d)
Rady Trust	Section 7.03(a)
Registration Statement	Section 2.05
REIT	Introduction
REIT Material Adverse Effect	Section 8.02
REIT Shares	Recitals
REIT Sub Forward Merger Entities	Recitals
REIT Subsidiary	Section 3.01
Representation, Warranty and Indemnity Agreement	Section 8.02
SEC	Section 2.05
Securities Act	Section 8.02
SPE	Introduction
SPE Equity Interest	Recitals
SPE Material Adverse Effect	Section 8.02
SPE Subsidiary	Section 4.01
Subsidiary	Section 8.02
Surviving Entity	Section 1.01
Tax	Section 8.02
Target Asset	Section 8.02
Underwriting Agreement	Section 8.02

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 13, 2010, by and among American Assets Trust, Inc., a Maryland corporation (the “REIT”), [REIT Sub Forward Merger Entity], a [                    ] (the “SPE”), and [REIT Sub Forward Merger Entity Merger Sub], a Delaware limited liability company to be formed prior to the Effective Time (defined below) and to be wholly-owned by the REIT (“Merger Sub”).

RECITALS

WHEREAS, the REIT desires to consolidate the ownership of a portfolio of properties currently owned, directly or indirectly, by certain entities each as described on Schedule I hereto;

WHEREAS, concurrently with the execution of this Agreement, each of the entities identified on Schedule I hereto as “Forward REIT Merger Entities” (the “Forward REIT Merger Entities”) will enter into an agreement and plan of merger with the REIT pursuant to which each such Forward REIT Merger Entity will merge with and into the REIT and the equity interest in each Forward REIT Merger Entity will be converted automatically into the right to receive cash, without interest, or shares of common stock of the REIT, par value $.01 per share (the “REIT Shares”);

WHEREAS, pursuant to this Agreement, the SPE, immediately following the mergers identified in the preceding paragraph, will merge with and into the Merger Sub, with the Merger Sub as the surviving entity (the “Merger”), pursuant to which each membership interest in the SPE (the “SPE Equity Interest”) will be converted automatically as set forth herein into the right to receive cash, without interest or REIT Shares;

WHEREAS, concurrently with the execution of this Agreement, the REIT will enter into agreements and plans of merger with certain other American Assets Entities identified as “REIT Sub Forward Merger Entities” on Schedule I hereto (collectively with the SPE, the “REIT Sub Forward Merger Entities”), pursuant to which, concurrently with the mergers identified in the preceding paragraph, each of the other REIT Sub Forward Merger Entities will merge with and into wholly owned subsidiaries of the REIT;

WHEREAS, immediately following the completion of the mergers described in the preceding paragraphs, the REIT will contribute to American Assets Trust, L.P., a Maryland limited partnership (the “Operating Partnership”), (i) all of the assets, rights and obligations of the Forward REIT Merger Entities acquired by the REIT as a result of the mergers between it and the Forward REIT Merger Entities and (ii) all of the REIT’s interests in the surviving entities of the mergers of the REIT Sub Forward Merger Entities with and into wholly owned subsidiaries of the REIT;

WHEREAS, concurrently with the execution of this Agreement, the Operating Partnership, or a wholly-owned subsidiary of the Operating Partnership, will enter into a contribution agreement with certain holders (the “Contributors”) of interests in certain American Assets Entities identified as “Contributed Entities” on Schedule I hereto, pursuant to which, immediately following the completion of the mergers and contributions described in the preceding paragraphs, each Contributor shall contribute to the Operating Partnership, or a wholly-owned subsidiary of the Operating Partnership, respectively, all of the Contributor’s interests in the applicable American Assets Entity (the “Contributed Interest”), and the Operating Partnership, or such subsidiary, as applicable, shall acquire from each Contributor all of each Contributor’s right, title and interest as a holder of the Contributed Interests;

WHEREAS, concurrently with the execution of this Agreement, the Operating Partnership will enter into an agreement and plan of merger with certain American Assets Entities identified as “Forward OP Merger Entities” on Schedule I hereto (collectively, the “Forward OP Merger Entities”), pursuant to which, immediately following the mergers and contributions identified in the preceding paragraphs, each Forward OP Merger Entity will merge with and into the Operating Partnership in the order set forth in the merger agreement for such entities;

WHEREAS, concurrently with the execution of this Agreement, the Operating Partnership will enter into agreements and plans of merger with certain American Assets Entities identified as “OP Sub Forward Merger Entities” on Schedule I hereto (collectively, the “OP Sub Forward Merger Entities”), pursuant to which, immediately following the mergers and contributions identified in the preceding paragraphs, each OP Sub Forward Merger Entity will merge with and into a separate wholly-owned subsidiary of the Operating Partnership;

WHEREAS, concurrently with the execution of this Agreement, the Operating Partnership will enter into agreements and plans of merger with certain American Assets Entities identified as “OP Sub Reverse Merger Entities” on Schedule I hereto (collectively, the “OP Sub Reverse Merger Entities”), pursuant to which, immediately following the mergers and contributions identified in the preceding paragraphs, a separate wholly-owned subsidiary of the Operating Partnership will merge with and into each OP Sub Reverse Merger Entity;

WHEREAS, in lieu of one or more of the mergers described in the preceding paragraphs and at the same time as such mergers would have otherwise occurred, certain holders (the “Consenting Holders”) of interests in certain American Assets Entities shall contribute to the Operating Partnership, or a wholly-owned subsidiary of the Operating Partnership, all of their interests in the applicable American Assets Entity, and the Operating Partnership, or such subsidiary, shall acquire from each Consenting Holder, all of each Consenting Holder’s right, title and interest as a holder of interests in such American Assets Entities;

WHEREAS, the Formation Transactions relate to the proposed initial public offering (the “IPO”) of the REIT Shares, following which the REIT will operate as a self-administered and self-managed real estate investment trust within the meaning of Section 856 of the Code;

WHEREAS, in accordance with applicable Law, the SPE may be merged with another entity, subject to the requisite approval of the equity holders as required by applicable Law;

WHEREAS, the board of directors of the REIT has approved and authorized the Merger and the other Formation Transactions in accordance with the Maryland General Corporation Law (the “MGCL”) and its charter and bylaws;

WHEREAS, the board of directors of the SPE has determined that it is advisable and in the best interests of the SPE and its equity holders to proceed with the Merger and the other Formation Transactions on the terms described in this Agreement; and

WHEREAS, the SPE has obtained the requisite approval of its equity holders (and lenders, as applicable) to the Merger and the other Formation Transactions, applicable to the SPE.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE MERGER

Section 1.01 THE MERGER. At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement and in accordance with applicable Laws, the SPE shall be merged with and into the Merger Sub in the order specified in Exhibit D, whereby the separate existence of the SPE shall cease, and the Merger Sub shall continue its existence under Delaware law as the surviving entity (hereinafter sometimes referred to as the “Surviving Entity”).

Section 1.02 EFFECTIVE TIME. Subject to and upon the terms and conditions of this Agreement, concurrently with or as soon as practicable after (i) the execution by the REIT and the Operating Partnership of the Underwriting Agreement and (ii) the satisfaction or waiver of the conditions set forth in Article VII, the Merger Sub and the SPE shall file a certificate of merger or similar document with respect to the Merger (the “Certificate of Merger”) as may be required by applicable Law with the Secretary of State of each applicable jurisdiction, providing that the Merger shall become effective upon filing or at such later date and time set forth in the Certificate of Merger that is not more than thirty (30) days after the acceptance of such Certificate of Merger by the Secretary of State of the applicable jurisdiction for record (the “Effective Time”), together with any certificates and other filings or recordings related thereto, in such forms as are required by, and executed in accordance with, the relevant provisions of applicable laws.

Section 1.03 EFFECT OF THE MERGER. At the Effective Time, which shall be in the order specified in Exhibit D, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and applicable Laws.

Section 1.04 ORGANIZATIONAL DOCUMENTS. At the Effective Time, the Organizational Documents of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Organizational Documents of the Surviving Entity until thereafter amended as provided therein or in accordance with applicable Law.

Section 1.05 CONVERSION OF SPE EQUITY INTERESTS.

(a) Under and subject to the terms and conditions of the respective Formation Transaction Documentation each Pre-Formation Participant is irrevocably bound to accept and entitled to receive, as a result of and upon consummation of the Merger or other Formation Transactions, a specified share of the sponsors’ value of the American Assets Entities as a whole in the form of the right to receive cash or REIT Shares as calculated in Section 1.05.

At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or the holders of any interest in the SPE, except as set forth in Section 1.05(b), each SPE Equity Interest shall be converted automatically into the right to receive cash or REIT Shares (or OP Units, as provided in clause (ii) of the following sentence) with an aggregate value equal to the Allocated Share of Equity Value represented by such SPE Equity Interest (collectively referred to as the “Merger Consideration”) and each holder that receives OP Units in the Merger shall, upon receipt of such OP Units and the delivery of a Consent Form or a counterpart signature page to the Operating Partnership Agreement and such other documents and instruments as may be required in the sole discretion of the REIT to effect such holder’s admission as a limited partner of the Operating Partnership, be admitted as a limited partner of the Operating Partnership in accordance with the Maryland Revised Uniform Limited Partnership Act and the Operating Partnership Agreement.

Subject to Section 1.07 and Section 2.02(c), the amount of cash or REIT Shares comprising the Merger Consideration for each SPE Equity Interest so converted shall be as follows:

(i) Cash: One hundred percent (100%) of the Allocated Share for each SPE Equity Interest held by a Pre-Formation Participant who is not an Accredited Investor shall be paid in cash.

(ii) REIT Shares. The Allocated Share for each SPE Equity Interest or portion thereof held by a Pre-Formation Participant who is an Accredited Investor shall be distributed in the form of a number of REIT Shares equal to the applicable portion of such Allocated Share divided by the IPO Price; provided that, subject to Section 7.02(d), to the extent such distribution of REIT Shares to the holder of the SPE Equity Interests would result in such a violation of the restrictions on ownership and transfer set forth in Section 6.3 of the REIT’s charter (the “Ownership Limits”), such holder shall receive (x) the maximum number of whole REIT Shares that would not result in a violation of the Ownership Limits, and (y) that number of common units of partnership interests in the Operating Partnership (the “OP Units”) equal to the remaining number of REIT Shares not distributed as a result of the application of the foregoing clause (x).

(b) Each SPE Equity Interest issued and outstanding immediately prior to the Effective Time that is owned by the REIT, the Operating Partnership or any of their direct or indirect wholly-owned Subsidiaries (having been previously acquired by the REIT, the Operating Partnership or any such Subsidiary thereof pursuant to the other Formation Transactions) shall remain issued and outstanding, and no consideration shall be delivered hereunder in exchange therefor.

Section 1.06 CANCELLATION AND RETIREMENT OF SPE EQUITY INTERESTS. From and after the Effective Time, (i) each SPE Equity Interest converted into the right to receive the Merger Consideration pursuant to Section 1.05(b) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such SPE Equity Interest so converted shall thereafter cease to have any rights as an equity holder of the SPE, except the right to receive the Merger Consideration applicable thereto, and (ii) each SPE Equity Interest issued and outstanding that is owned by the REIT, the Operating Partnership or any of their direct or indirect wholly-owned Subsidiaries shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered hereunder in exchange therefor.

Section 1.07 FRACTIONAL INTERESTS. No fractional REIT Shares or OP Units shall be issued in the Merger. All fractional REIT Shares that a holder of SPE Equity Interests would otherwise be entitled to receive as a result of the Mergers and the other Formation Transactions shall be aggregated, and each holder shall receive the number of whole REIT Shares resulting from such aggregation and, in lieu of any fractional REIT Share resulting from such aggregation, an amount in cash determined by multiplying that fraction of a REIT Share to which such holder would otherwise have been entitled, by the IPO Price. All fractional OP Units that a holder SPE Equity Interests would otherwise be entitled to receive as a result of the Mergers and the other Formation Transactions shall be aggregated, and each holder shall receive the number of whole OP Units resulting from such aggregation and, in lieu of any fractional OP Unit resulting from such aggregation, an amount in cash determined by multiplying that fraction of an OP Unit to which such holder would otherwise have been entitled, by the IPO Price. No interest will be paid or will accrue on any cash paid or payable in lieu of any fractional REIT Share.

Section 1.08 CALCULATION OF MERGER CONSIDERATION.

(a) As soon as practicable following the determination of the IPO Price and prior to the Effective Time, all calculations relating to the Merger Consideration shall be performed in good faith by, or under the direction of, the REIT, and, absent manifest error, shall be final and binding upon the holders of SPE Equity Interests.

Section 1.09 TRANSACTION COSTS. If the Closing occurs, the REIT and the Operating Partnership shall be solely responsible for all transaction costs and expenses of the REIT, the Operating Partnership and the American Assets Entities in connection with the Formation Transactions and the IPO, which include, but are not limited to, the underwriting discounts and commissions. In the event the Closing does not occur, such costs and expenses shall be paid in accordance with the terms of that certain letter agreement entered into by the Property Entities (as defined therein) and American Assets, Inc., a California corporation, dated as of May 17, 2010.

ARTICLE II

CLOSING; TERM OF AGREEMENT

Section 2.01 CLOSING. Unless this Agreement shall have been terminated pursuant to Section 2.05, and subject to the satisfaction or waiver of the conditions in Article VII, the filing of the Certificate of Merger, the Effective Time and the closing of the other transactions contemplated by this Agreement shall occur substantially concurrently with the receipt by the REIT of the proceeds from the IPO from the underwriters (the “Closing” or the “Closing Date”)

in the order set forth on Exhibit D. The Closing shall take place at the offices of Latham & Watkins LLP, 12636 High Bluff Drive, Suite 400 San Diego, California 92130 or such other place as determined by the REIT in its sole discretion. The Closing hereunder and the closing of the IPO shall be deemed concurrent for all purposes.

Section 2.02 PAYMENT OF MERGER CONSIDERATION.

(a) As soon as reasonably practicable after the Effective Time, the Surviving Entity (or its successor in interest) shall deliver to each holder of SPE Equity Interests, whose SPE Equity Interests have been converted into the right to receive the Merger Consideration pursuant to Section 1.05(a) hereof, the Merger Consideration payable to such holder in the amounts and form provided in Section 1.05(a) hereof. The issuance of any OP Units and admission of the recipients thereof as limited partners of the Operating Partnership pursuant to Section 1.05(a) shall be evidenced by an amendment to Exhibit A to the Operating Partnership Agreement, and the Operating Partnership shall deliver, or cause to be delivered, an executed copy of such amendment to each Pre-Formation Participant receiving OP Units hereunder. Any certificate representing REIT Shares issuable as Merger Consideration shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE CORPORATION AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CORPORATION’S CHARTER, (I) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION’S COMMON STOCK IN EXCESS OF [    ]% (IN VALUE OR NUMBER OF SHARES) OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE CORPORATION UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (II) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK OF THE CORPORATION IN EXCESS OF [__]% OF THE VALUE OF THE TOTAL OUTSTANDING SHARES OF CAPITAL STOCK OF THE CORPORATION, UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN

WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (III) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN CAPITAL STOCK THAT WOULD RESULT IN THE CORPORATION BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (IV) NO PERSON MAY TRANSFER SHARES OF CAPITAL STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP SET FORTH IN (I) THROUGH (III) ABOVE ARE VIOLATED, THE SHARES OF CAPITAL STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO A TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE CORPORATION MAY TAKE OTHER ACTIONS, INCLUDING REDEEMING SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE AND ABSOLUTE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL UNDERLINED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE CHARTER OF THE CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF CAPITAL STOCK OF THE CORPORATION ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

(b) The Surviving Entity (or its successor in interest) shall not be liable to any holder of an SPE Equity Interests for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(c) It is intended that the Merger contemplated by this Agreement shall be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, and that this Agreement will be, and is, adopted as a plan of reorganization.

Section 2.03 TAX WITHHOLDING. The REIT, Merger Sub and the SPE, as applicable, shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any holder of SPE Equity Interests such amounts required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the SPE Equity Interests in respect of which such deduction and withholding was made.

Section 2.04 FURTHER ACTION. If, at any time after the Effective Time, the Surviving Entity shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity the right, title or interest in, to or under any of the rights, properties or assets of the SPE acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the SPE or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the SPE or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

Section 2.05 TERM OF THE AGREEMENT. This Agreement shall terminate automatically if (i) the initial registration statement of the REIT for the IPO (the “Registration Statement”) has not been filed with the Securities and Exchange Commission (“SEC”) by March 31, 2011, or (ii) the Merger shall not have been consummated on or prior to December 31, 2011 (such date is hereinafter referred to as the “Outside Date”).

Section 2.06 EFFECT OF TERMINATION. In the event of termination of this Agreement for any reason, all obligations on the part of the REIT, the Merger Sub and the SPE under this Agreement shall terminate, except that the obligations set forth in Article VIII shall survive; it being understood and agreed, however, for the avoidance of doubt, that if this Agreement is terminated because one or more of the conditions to a non-breaching party’s obligations under this Agreement are not satisfied by the Outside Date as a result of the other party’s material breach of a covenant, representation, warranty or other obligation under this Agreement or any other Formation Transaction Documentation, the non-breaching party’s right to pursue all legal remedies with respect to such breach will survive such termination unimpaired.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

THE REIT AND MERGER SUB

Each of the REIT and Merger Sub hereby represents and warrants to the SPE as follows:

Section 3.01 ORGANIZATION; AUTHORITY.

(a) Each of the REIT and Merger Sub has been duly incorporated or formed and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, as applicable, and, upon the effectiveness of the REIT Charter, will have all requisite power and authority to enter into this Agreement and the other Formation Transaction Documentation and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate its property and to carry on its business as presently conducted and each of the Operating Partnership and Merger Sub, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a REIT Material Adverse Effect.

(b) Schedule 3.01(b) sets forth as of the date hereof, (i) each Subsidiary of the REIT (each a “REIT Subsidiary”), (ii) the ownership interest therein of the REIT, and (iii) if not wholly owned by the REIT, the identity and ownership interest of each of the other owners of such REIT Subsidiary. Each REIT Subsidiary has been duly organized or formed and is validly existing and is in good standing under the Laws of its jurisdiction of organization or formation, as applicable, has all requisite power and authority to own, lease and/or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a REIT Material Adverse Effect.

Section 3.02 DUE AUTHORIZATION. The execution, delivery and performance of this Agreement and the other Formation Transaction Documentation (including each agreement, document and instrument executed and delivered by or on behalf of the REIT and Merger Sub pursuant to this Agreement or the other Formation Transaction Documentation) by the REIT and Merger Sub, prior to Closing, will have been duly and validly authorized by all necessary actions required of each of the REIT and Merger Sub, respectively. This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of each of the REIT and Merger Sub pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of each of the REIT and Merger Sub, each enforceable against each of the REIT and Merger Sub, in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 3.03 CONSENTS AND APPROVALS. Except for the filing of the Certificate of Merger in accordance with Section 1.02 hereof or in connection with the IPO and the consummation of the other Formation Transactions, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the REIT or Merger Sub in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby, except for (i) those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have a REIT Material Adverse Effect, or (ii) those consents of the Pre-Formation Participants under the Organizational Documents of the applicable American Assets Entity, the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a REIT Material Adverse Effect.

Section 3.04 NO VIOLATION. None of the execution, delivery or performance of this Agreement, the other Formation Transaction Documentation, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (A) the organizational documents of any of the REIT or Merger Sub, (B) any agreement, document or instrument to which the REIT or Merger Sub or any of their respective assets are bound or (C) any term or provision of any judgment, order, writ, injunction, or decree binding on any of the REIT or Merger Sub, except for, in the case of clause (B) or (C), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a REIT Material Adverse Effect.

Section 3.05 VALIDITY OF REIT SHARES. Any REIT Shares to be issued pursuant to this Agreement will have been duly authorized by the REIT and, when issued against the consideration therefor, will be validly issued, fully paid and non-assessable, free and clear of all Liens created by the REIT (other than any Liens created by the REIT Charter).

Section 3.06 REIT CHARTER. Attached as Exhibit B hereto is a true and correct copy of the charter of the REIT (the “REIT Charter”) in substantially final form.

Section 3.07 LIMITED ACTIVITIES. Except for activities in connection with the IPO, the Formation Transactions or in the ordinary course of business, neither the REIT, the REIT Subsidiaries nor the Merger Sub has engaged in any material business or incurred any material obligations.

Section 3.08 LITIGATION. Except for actions, suits or proceedings covered by policies of insurance, there is no action, suit or proceeding pending or, to the knowledge of the REIT or Merger Sub, threatened against the REIT or any REIT Subsidiary, other than actions, suits, proceedings arising in the ordinary course of business from the ownership and operation of the REIT, that individually or in the aggregate, would not reasonably be expected, (a) if adversely determined, to have a REIT Material Adverse Effect, or (b) to challenge or impair the ability of the REIT or Merger Sub to execute or deliver, or materially perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby to such extent as would result in a REIT Material Adverse Effect.

Section 3.09 NO BROKER. Neither the REIT nor the Merger Sub has entered into, each of the REIT and the Merger Sub covenants that it will not enter into, any agreement, arrangement or understanding with any Person or firm which will result in the obligation of the SPE or any Affiliates thereof to pay any finder’s fee, brokerage commission or similar payment in connection with the transaction contemplated by this Agreement (other than underwriting discounts, commissions and other fees and expenses to be paid by the REIT in connection with the IPO and any related financing transactions).

Section 3.10 NO IMPLIED REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article III, the REIT and Merger Sub shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby. All representations, warranties and covenants of the REIT and Merger Sub contained in this Agreement shall expire at the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SPE

Except as disclosed in the Prospectus or the schedules attached hereto, the SPE represents and warrants to the REIT that the following statements are true and correct as of the Closing Date:

Section 4.01 ORGANIZATION; AUTHORITY.

(a) The SPE has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, and has all requisite power and authority to enter into this Agreement, each agreement contemplated hereby and the other Formation Transaction Documentation to which it is a party (including any agreement, document and instrument executed and delivered by or on behalf of the SPE pursuant to this Agreement or the other Formation Transaction Documentation) and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate any Property owned, leased and/or operated by it and to carry on its business as presently conducted. The SPE, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of a Property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have an SPE Material Adverse Effect.

(b) Schedule 4.01(b) sets forth as of the date hereof with respect to the SPE (i) each Subsidiary of the SPE (each an “SPE Subsidiary”), (ii) the ownership interest therein of the SPE, (iii) if not wholly owned by the SPE, the identity and ownership interest of each of the other owners of such Subsidiary, and (iv) each property owned by the SPE or such Subsidiary or leased pursuant to a ground lease by the SPE or such Subsidiary (each a “Property”). Each SPE Subsidiary has been duly organized and is validly existing and is in good standing under the Laws of its jurisdiction of organization, and has all requisite power and authority to own, lease and/or operate its Property and to carry on its business as presently conducted. Each SPE Subsidiary, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have an SPE Material Adverse Effect.

Section 4.02 DUE AUTHORIZATION. The execution, delivery and performance by the SPE of this Agreement and the other Formation Transaction Documentation (including any agreement, document and instrument executed and delivered by or on behalf of the SPE pursuant to this Agreement or the other Formation Transaction Documentation) to which it is a party have been duly and validly authorized by all necessary actions required of the SPE. This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of the SPE pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the SPE, each enforceable against the SPE in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 4.03 CAPITALIZATION. Schedule 4.03 sets forth as of the date hereof the ownership of the SPE. All of the issued and outstanding equity interests of the SPE and each SPE Subsidiary are duly authorized, validly issued and fully paid; and, to the knowledge of the SPE, are not subject to preemptive rights, transfer restrictions, or appraisal, dissenters’ or other similar rights under the Organizational Documents of or any contract to which the SPE is a party or otherwise bound, except for such preemptive rights, transfer restrictions, or appraisal, dissenters’ or other similar rights as would not prevent the Merger. There are no outstanding rights to purchase, subscriptions, warrants, options or any other security convertible into or exchangeable for equity interests in the SPE or its SPE Subsidiaries.

Section 4.04 CONSENTS AND APPROVALS. Except as shall have been obtained or satisfied on or prior to the Closing Date, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or any Governmental Authority or under any applicable Laws is required to be obtained by the SPE or any of the SPE Subsidiaries in connection with the execution, delivery and performance of this Agreement, the other Formation Transaction Documentation to which the SPE or any of the SPE Subsidiaries is a party and the transactions contemplated hereby and thereby, except for those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have an SPE Material Adverse Effect.

Section 4.05 NO VIOLATION. None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (A) the Organizational Documents of the SPE or any SPE Subsidiary (B) any agreement, document or instrument to which the SPE or any SPE Subsidiary or any of their respective assets or properties are bound by or (C) any term or provision of any judgment, order, writ, injunction, or decree binding on the SPE or any SPE Subsidiary, except for, in the case of clause (B) or (C), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have an SPE Material Adverse Effect.

Section 4.06 LICENSES AND PERMITS. To the knowledge of the SPE, all notices, licenses, permits, certificates and authorizations required for the continued use, occupancy, management, leasing and operation of the Properties have been obtained or can be obtained without material cost, are in full force and effect, are in good standing and (to the extent required in connection with the transactions contemplated by the Formation Transaction Documentation) are assignable to the Merger Sub, except in each case for items that, if not so obtained, obtainable and/or transferred, would not, individually or in the aggregate, reasonably be expected to have an SPE Material Adverse Effect. To the knowledge of the SPE, neither the SPE, nor any SPE Subsidiary, nor any third party has taken any action that (or failed to take any action the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have an SPE Material Adverse Effect, nor has any one of them received any written notice of violation from any Governmental Authority or written notice of the intention of any entity to revoke any such notice, license, permit, certificate or authorization, that in each case has not been cured or otherwise resolved to the satisfaction of such Governmental Authority or other entity and except as would not, individually or in the aggregate, reasonably be expected to have an SPE Material Adverse Effect.

Section 4.07 COMPLIANCE WITH LAWS. To the knowledge of the SPE, the SPE and each SPE Subsidiary have conducted their respective businesses in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to have an SPE Material Adverse Effect. To the knowledge of the SPE, neither the SPE, nor any SPE Subsidiary nor any third party has been informed in writing of any continuing violation of any such Laws or that any investigation has been commenced and is continuing or is contemplated respecting any such possible violation, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have an SPE Material Adverse Effect.

Section 4.08 PROPERTIES.

(a) Except as set forth in Schedule 4.08(a), the SPE or an SPE Subsidiary is the insured under a policy of title insurance as the owner of, and, to the knowledge of the SPE, the SPE or an SPE Subsidiary is the owner of, the fee simple estate (or, in the case of certain Properties, the leasehold estate or the tenancy-in-common estate) to the Property owned by the SPE or an SPE Subsidiary, in each case free and clear of all Liens except for Permitted Liens. Prior to the effective time of the merger contemplated hereby, neither the SPE nor any SPE Subsidiary shall take or omit to take any action to cause any Lien to attach to any Property, except for Permitted Liens and Liens, if any, given to secure mortgage indebtedness encumbering such Property.

(b) Except for matters that would not, individually or in the aggregate, reasonably be expected to have an SPE Material Adverse Effect, to the knowledge of the SPE, (1) neither the SPE, nor any SPE Subsidiary, nor any other party to any material agreement affecting any Property (other than a Lease (as such term is hereinafter defined) for space within such Property), is in breach or default of any such agreement, (2) no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any such agreement, or would, individually or together with all such other events, reasonably be expected to cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon any asset of the SPE or any SPE Subsidiary, except for Permitted Liens, and (3) all agreements affecting any Property required for the continued use, occupancy, management, leasing and operation of such Property (exclusive of space Leases) are valid and binding and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

(c) To the knowledge of the SPE, as presently conducted, none of the operation of the buildings, fixtures and other improvements comprising a part of the Properties is in violation of any applicable building code, zoning ordinance or other “land use” Law, except for such violations that would not, individually or in the aggregate, reasonably be expected to have an SPE Material Adverse Effect.

(d) Except for matters that would not, individually or in the aggregate, reasonably be expected to have an SPE Material Adverse Effect, (1) to the knowledge of the SPE, neither the SPE, nor its SPE Subsidiary, nor any other party to any Lease, is in breach or default of any such Lease, (2) to the knowledge of the SPE, no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any Lease, or would permit termination, modification or acceleration under such Lease, and (3) to the knowledge of the SPE each of the leases (and all amendments thereto or modifications thereof) to which the SPE or any SPE Subsidiary is a party or by which the SPE or any SPE Subsidiary or any Property is bound or subject (collectively, the “Leases”) is valid and binding and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 4.09 INSURANCE. The SPE or an SPE Subsidiary has in place the public liability, casualty and other insurance coverage with respect to each Property owned, leased and/or managed by it as the SPE reasonably deems necessary and in all cases including such coverage as is required under the terms of any continuing loan or Lease. Each of the insurance policies with respect to each Property is in full force and effect in all material respects and all premiums due and payable thereunder have been fully paid when due. To the knowledge of the SPE, neither the SPE nor any SPE Subsidiary has received from any insurance company any notices of cancellation or intent to cancel any insurance.

Section 4.10 ENVIRONMENTAL MATTERS. Except for matters that would not, individually or in the aggregate, reasonably be expected to have an SPE Material Adverse Effect, to the knowledge of the SPE, (A) the SPE and the SPE Subsidiaries are in compliance with all Environmental Laws, (B) neither the SPE nor any SPE Subsidiary have received any written notice from any Governmental Authority or third party alleging that the SPE, any SPE Subsidiary or any Property is not in compliance with applicable Environmental Laws, and (C) there has not been a release of a hazardous substance on any of the Properties that would require investigation or remediation under applicable Environmental Laws. The representations and warranties contained in this Section 4.10 constitute the sole and exclusive representations and warranties made by the SPE concerning environmental matters.

Section 4.11 EMINENT DOMAIN. There is no existing or, to the knowledge of the SPE, proposed or threatened condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding which would affect any of the Properties, except for such proceedings that would not, individually or in the aggregate, reasonably be expected to have an SPE Material Adverse Effect.

Section 4.12 EXISTING LOANS. Schedule 4.12 lists, as of the date hereof, all secured loans presently encumbering the Properties or any direct or indirect interest in the SPE, and any unsecured loans relating thereto to be assumed by the REIT or any Subsidiary of the REIT at Closing (the “Disclosed Loans”).

Section 4.13 FRANCHISE AGREEMENTS. To the knowledge of the SPE, the franchise agreement set forth on Schedule 4.13 (“Franchise Agreement”) is the only hotel franchise agreement in effect for any Property. Except as set forth on Schedule 4.13, neither the SPE nor any of SPE Subsidiary, nor, to the knowledge of the SPE, any other party to the Franchise Agreement, is in breach or default of the Franchise Agreement, except for such breach or default that would not, individually or in the aggregate, reasonably be expected to have an SPE Merger Entity Material Adverse Effect.

Section 4.14 FINANCIAL STATEMENTS. The financial statements of the SPE included in the Prospectus have been prepared in all material respects in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of unaudited statements, to normal year-end audit adjustments, and fairly present in all material respects the financial condition and results of operations of the SPE as of the dates indicated therein and for the periods ended as indicated therein.

Section 4.15 TAXES. Except as set forth in Schedule 4.15, (i) the SPE and each of its SPE Subsidiaries have timely and properly filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so), and all such returns and reports are accurate and complete in all material respects, and has paid (or had paid on its behalf) all Taxes as required to be paid by it, (ii) no income or material non-income Tax returns filed by the SPE or its SPE Subsidiaries are the subject of a pending or ongoing audit, and (iii) except as would not have an SPE Material Adverse Effect, no deficiencies for any Taxes have been proposed, asserted or assessed against the SPE or its SPE Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. Except as set forth in Schedule 4.15, at all times since its formation, the SPE (including any “predecessor corporation” (within the meaning of Treasury Regulations Section 1.1374-1(e)) to the SPE) has continuously qualified as an “S corporation” within the meaning of Section 1361(a)(1) of the Code and all applicable corresponding provisions of state and local law, and no Tax authority has claimed in writing that the SPE does not qualify as an S corporation.

Section 4.16 LITIGATION. Except for actions, suits or proceedings covered by policies of insurance, to the knowledge of the SPE, there is no action, suit or proceeding pending or, to the knowledge of the SPE, threatened against or affecting the SPE or any SPE Subsidiary, or any officer, director, principal, managing member, general partner or Affiliate of any of the foregoing other than actions, suits, proceedings arising in the ordinary course of business from the ownership and operation, which, if adversely determined, would not have an SPE Material Adverse Effect. There is no action, suit, or proceeding pending or, to the knowledge of the SPE, threatened against or affecting the SPE, any SPE Subsidiary or any officer, director, principal, managing member, general partner or Affiliate of any of the foregoing which challenges or impairs the ability of the SPE to execute or deliver, or materially perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby. Except for matters covered by insurance, there is no judgment, decree, injunction, rule or order of a Governmental Authority outstanding against the SPE, any SPE Subsidiary or any officer, director, principal, managing member, general partner or Affiliate of any of the foregoing in their capacity as such, or which would reasonably be expected to have an SPE Material Adverse Effect.

Section 4.17 NO INSOLVENCY PROCEEDINGS. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to the SPE’s knowledge, threatened against the SPE, nor are any such proceedings contemplated by the SPE.

Section 4.18 SECURITIES LAW MATTERS. The SPE acknowledges that: (i) the REIT intends the offer and issuance of REIT Shares to any Pre-Formation Participants to be exempt from registration under the Securities Act and applicable state securities laws by virtue of the status of such equity holders as an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) acquiring any REIT Shares in a transaction exempt from registration pursuant to Rule 506 of Regulation D under the Securities Act, and (ii) in issuing any REIT Shares pursuant to the terms of this Agreement, the REIT is relying on the representations made by each equity holder receiving REIT Shares as consideration in the Merger, which representations were set forth in Appendix D to the Request for Consent - Accredited Investor Representations Letter.

Section 4.19 NO BROKER. The SPE has not entered into, and it covenants that it will not enter into, any agreement, arrangement or understanding with any Person or firm which will result in the obligation of the REIT or any Affiliate to pay any finder’s fee, brokerage commission or similar payment in connection with the transaction contemplated by this Agreement (other than underwriting discounts, commissions and other fees and expenses to be paid by the REIT in connection with the IPO and any related financing transactions).

Section 4.20 NO IMPLIED REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article IV and any other agreement entered into in connection with the Formation Transactions to which it is a party, the SPE shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

Section 4.21 OWNERSHIP OF CERTAIN ASSETS. Except as set forth in Section 4.21, neither the SPE nor any SPE Subsidiary owns any loan assets or other securities of any issuer except for equity interests in other American Assets Entities.

Section 4.22 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE SPE. The parties hereto agree and acknowledge that the representations and warranties set forth in this Article IV (other than Section 4.01, Section 4.02, Section 4.03, Section 4.18 and Section 4.23) shall not survive the Closing.

Section 4.23 NON-FOREIGN STATUS. Neither the SPE nor any of its SPE Subsidiaries is a foreign person (as defined in the Code).

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.01 PRE-CLOSING COVENANTS. During the period from the date hereof to the Closing Date (except as otherwise provided for or contemplated by this Agreement or in connection with the Formation Transactions), the SPE shall use commercially reasonable efforts to (and shall cause each of the SPE Subsidiaries to) conduct its businesses and operate and maintain the Properties in the ordinary course of business consistent with past practice, pay its debt obligations as they become due and payable, and use commercially reasonable efforts to preserve intact its current business organizations and preserve its relationships with customers, tenants, suppliers, advertisers and others having business dealings with it, in each case consistent with past practice. In addition, and without limiting the generality of the foregoing, during the period from the date hereof to the Closing Date and except in connection with the Formation Transactions, the SPE shall not (and shall not permit any of the SPE Subsidiaries to) without the prior written consent of the REIT, which consent may be withheld by the REIT in its sole discretion:

(a) (i) other than distributions to the holders of SPE Equity Interests in connection with such holders’ payment of any Taxes related to their ownership of the equity of the SPE or as otherwise contemplated by this Agreement, declare, set aside or pay any dividends or distributions in respect of any of the SPE Equity Interests, except in the ordinary course of business consistent with past practice and in accordance with the SPE’s applicable Organizational Documents, (ii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any SPE Equity Interests or make any other changes to the equity capital structure of the SPE or any SPE Subsidiary, or (iii) purchase, redeem or otherwise acquire any SPE Equity Interests or equity interests of any of the SPE Subsidiaries or any other securities thereof;

(b) issue, deliver, sell, transfer, dispose, mortgage, pledge, assign or otherwise encumber, or cause the issuance, delivery, sale, transfer, disposition, mortgage, pledge, assignment or otherwise encumbrance of, any limited liability company, partnership interests or other equity interests in the SPE or any of the SPE Subsidiaries or any other assets of the SPE or the SPE Subsidiaries;

(c) amend, modify or terminate any lease, contract or other instruments relating to the Property, except in the ordinary course of business consistent with past practice;

(d) amend its Organizational Documents;

(e) adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(f) materially alter the manner of keeping such SPE or SPE Subsidiary’s books, accounts or records or the accounting practices therein reflected;

(g) make or change any Tax elections (except that, if applicable, the SPE may, without the consent of the REIT, (i) terminate its election, if applicable, to be taxed as an S corporation up to three days prior to the expected pricing of the IPO and (ii) cause any SPE

Subsidiary that is a qualified subchapter S subsidiary to convert or merge into a wholly-owned limited liability company subsidiary of the SPE that is a disregarded entity for federal Tax purposes); settle or compromise any claim, notice, audit report or assessment in respect of Taxes; change any annual Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax return; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax; surrender of any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(h) terminate or amend any existing insurance policies affecting any Property that results in a material reduction in insurance coverage for the Property;

(i) knowingly cause or permit the SPE to violate, or fail to use commercially reasonable efforts to cure any violation of, any applicable Laws; or

(j) authorize, commit or agree to take any of the foregoing actions.

Section 5.02 CONSENT AND WAIVER OF RIGHTS UNDER ORGANIZATIONAL DOCUMENTS. As of the Closing, the SPE waives and relinquishes all rights and benefits otherwise afforded to the SPE (a) under its Organizational Documents including, without limitation, any rights of appraisal, rights of first offer or first refusal, buy/sell agreements, put, option or similar parallel exit or dissenter rights in connection with the Formation Transactions and the IPO and any right to consent to or approve of the sale or contribution or other transaction undertaken by any equity holder of the SPE of their SPE Equity Interests to the REIT or any Affiliate thereof and any and all notice provisions related thereto and (b) for claims against the REIT or the Operating Partnership for breach by any of their respective present or former officers, directors, managing members, general partners or Affiliates of their fiduciary duties or similar obligations (including duties of disclosure) to any of their respective present or former shareholders, members, partners, equity interest holders or Affiliates. The SPE acknowledges that the agreements contained herein and the transactions contemplated hereby and any actions taken in contemplation of the transactions contemplated hereby may conflict with, and may not have been contemplated by, the Organizational Documents of the SPE or other agreements among one or more holders of such SPE Equity Interests or one or more of the equity holders of the SPE. With respect to the SPE and each Property in which an SPE Equity Interest of the SPE represents a direct or indirect interest, the SPE expressly gives all consents (and any consents necessary to authorize the proper parties in interest to give all consents) and waivers it is entitled to give that are necessary or desirable to facilitate the contribution or other Formation Transactions relating to the SPE or such Property. In addition, if the transactions contemplated hereby occur, this Agreement shall be deemed to be an amendment to the Organizational Documents of the SPE to the extent the terms herein conflict with the terms thereof, including without limitation, terms with respect to allocations, distributions and the like. In the event the transactions contemplated by this Agreement do not occur, nothing in this Agreement shall be deemed to be or construed as an amendment or modification of, or commitment of any kind to amend or modify, the Organizational Documents of the SPE, which shall remain in full force and effect without modification.

Section 5.03 EXCLUDED ASSETS. Prior to or, as specified on Schedule 5.03, as soon as possible following the Closing and after such amounts are reasonably determinable, the SPE shall distribute or cause to be distributed or paid out the assets identified on Schedule 5.03 (the “Excluded Assets”).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 COMMERCIALLY REASONABLE EFFORTS BY THE REIT AND THE SPE. Each of the REIT and the SPE shall use commercially reasonable efforts and cooperate with each other in (i) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, and (ii) promptly making (or causing to be made) any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits and authorizations.

Section 6.02 OBLIGATIONS OF MERGER SUB. Subject to the terms of this Agreement, the REIT shall take all reasonable action necessary to cause Merger Sub (i) to be formed prior to the Effective Time and become a party to this Agreement by executing a counterpart of this Agreement where indicated on the signature page hereof (the date of such execution, the “Joinder Date”) and (ii) to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. All representations, warranties, covenants, agreements, rights and obligations of Merger Sub herein shall become effective as to Merger Sub as of the Joinder Date.

Section 6.03 TAX MATTERS.

(a) The SPE and the SPE Subsidiaries shall timely file or cause to be timely filed when due all Tax returns required to be filed by or with respect to such Person on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon. All such Tax returns (including, for the avoidance of doubt, any amended Tax returns) shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law.

(b) The REIT shall prepare or cause to be prepared and file or cause to be filed all income Tax returns of the SPE and any of the SPE Subsidiaries which are due after the Closing Date. All such income Tax returns (including, for the avoidance of doubt, any amended Tax returns) shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law. No later than ten (10) days prior to the due date (including extensions) for filing such income Tax returns, the REIT shall deliver such income Tax returns to American Assets, Inc. for its review and approval, which shall not be unreasonably withheld.

(c) The REIT shall prepare or cause to be prepared all other Tax returns of the SPE and any of its Subsidiaries.

(d) The REIT and the SPE will each use its reasonable best efforts to cause the Merger to qualify, and will use its reasonable best efforts not to, and not to permit or cause any of its Subsidiaries to, take any action that could reasonably be expected to prevent or impede the Merger from qualifying, as a reorganization within the meaning of Section 368 of the Code.

(e) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of the REIT and the SPE shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.

(f) Following the Merger, the REIT will comply with the record-keeping and information filing requirements of Treasury Regulation Section 1.368-3.

Section 6.04 WITHHOLDING CERTIFICATE. Prior to Closing, the SPE shall deliver to the REIT such forms and certificates, duly executed and acknowledged, in form and substance reasonably satisfactory to the REIT (including any relevant forms or certificates provided to the SPE by the holder of SPE Equity Interests), certifying that the payment of consideration in the Merger is exempt from withholding under Section 1445 of the Code and any similar withholding rules under applicable state, local or foreign Tax Laws.

Section 6.05 TAX ADVICE. The REIT makes no representations or warranties to the SPE or any holder of SPE Equity Interests regarding the Tax treatment of the Merger or the other Formation Transactions, or with respect to any other Tax consequences to the SPE or any holder of SPE Equity Interests of this Agreement, the Merger or the other Formation Transactions. The SPE acknowledges that the SPE and the holders of SPE Equity Interests are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other Formation Transactions and agreements contemplated hereby.

Section 6.06 ALTERNATE TRANSACTION. In the event that the REIT determines that a structure change is necessary, advisable or desirable, the REIT may elect, in its sole and absolute discretion, to effect the Alternate Transaction, and in such case the SPE hereby agrees and consents to such election, without the need for the REIT to seek any further consent or action from the SPE, and agrees that the parties shall undertake the Alternate Transaction and shall, and it shall cause its equity holders and Subsidiaries to, enter into such agreements as shall be necessary to consummate the Alternate Transaction.

Section 6.07 EXCLUSION OF ENTITIES. The parties hereby agree that the REIT shall have the right, in its sole discretion, to exclude the SPE from the Merger after the date hereof until the Effective Time, provided that the REIT shall provide prior written notice to the SPE regarding such exclusion.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 CONDITION TO EACH PARTY’S OBLIGATIONS. The respective obligation of each party to effect the Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Effective Time, of the following conditions:

(a) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order. This condition may not be waived by any party.

(b) NO INJUNCTION. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction, stay or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement nor shall any of the same brought by a Governmental Authority of competent jurisdiction be pending or threatened that seeks the foregoing.

(c) OPERATING PARTNERSHIP AGREEMENT. The Operating Partnership Agreement, in substantially the form attached hereto as Exhibit F, shall have been executed and delivered by the partners of the Operating Partnership and shall be in full force and effect and, except as contemplated by Section 2.02 or the other Formation Transaction Documents, shall not have been amended or modified.

Section 7.02 CONDITIONS TO OBLIGATIONS OF THE SPE. The obligation of the SPE to effect the Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the SPE, in whole or in part):

(a) REPRESENTATIONS AND WARRANTIES. Except as would not have a REIT Material Adverse Effect, each of the representations and warranties of the REIT and Merger Sub contained in this Agreement shall be true and correct in all material respects at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(b) PERFORMANCE BY THE REIT AND MERGER SUB. Except as would not have a REIT Material Adverse Effect, each of the REIT and Merger Sub shall have performed all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) REGISTRATION RIGHTS AGREEMENT. The REIT shall have entered into the registration rights agreement substantially in the form attached as Exhibit C. This condition may not be waived by any party.

(d) OWNERSHIP WAIVER. Solely with respect to Ernest S. Rady, or his Affiliates, immediate family members, trusts of immediate family members, estates or heirs or successors or assigns or the Ernest Rady Trust U/D/T March 10, 1983, as amended, or its Affiliates, successors or assigns (collectively, the “Rady Group”), based on the shareholder representation letter described in Section 7.03(j), the Board of Directors of the REIT shall have granted an exception to the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit set forth in the REIT Charter, providing the Rady Group with an Excepted Holder Limit (as defined in the REIT Charter) of [    ]%.

Section 7.03 CONDITIONS TO OBLIGATION OF THE REIT AND MERGER SUB. The obligations of the REIT and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the REIT and Merger Sub, in whole or in part):

(a) REPRESENTATIONS AND WARRANTIES. Except as would not have an SPE Material Adverse Effect, each of the representations and warranties of the SPE contained in this Agreement, as well as those of the Ernest Rady Trust U/D/T March 10, 1983, as amended (the “Rady Trust”),under the Representation, Warranty and Indemnity Agreement, shall be true and correct in all respects at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(b) PERFORMANCE BY THE SPE. The SPE shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) IPO CLOSING. The closing of the IPO shall occur substantially concurrently with the Closing.

(d) CONSENTS, ETC. All necessary consents or approvals of Governmental Authorities or third parties (including lenders) for the SPE to consummate the transactions contemplated hereby shall have been obtained.

(e) NO MATERIAL ADVERSE CHANGE. There shall have not occurred between the date hereof and the Closing Date any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the SPE or the SPE Subsidiaries and the Properties, taken as a whole.

(f) REPRESENTATION, WARRANTY AND INDEMNITY AGREEMENT. The Rady Trust shall have entered into the Representation, Warranty and Indemnity Agreement.

(g) ESCROW AGREEMENT. The parties thereto shall have entered into the Escrow Agreement.

(h) LOCK-UP AGREEMENT. Each of the Pre-Formation Participants owning interests in the SPE shall have entered into the Lock-Up Agreement substantially in the form attached as Exhibit E.

(i) SHAREHOLDER REPRESENTATION LETTER. The Rady Group shall have executed and delivered a letter to the REIT setting forth certain representations and undertakings related to the Rady Group’s ownership of REIT Shares in a form reasonably acceptable to the Board of Directors of the REIT and which allows the Board of Directors of the REIT to reasonably conclude that the ownership waiver and Excepted Holder Limit granted in Section 7.02(d) will not jeopardize the REIT’s status as a real estate investment trust under the Code and make the other determinations required by the REIT Charter in connection with granting such waiver and Excepted Holder Limit.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (i) delivered personally, (ii) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (iii) one (1) Business Day after being sent by a nationally recognized overnight courier or (iv) transmitted by facsimile if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in clause (i), (ii) or (iii) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

if to the REIT or Merger Sub to:

American Assets Trust, L.P.

11455 El Camino Real, Suite 200

San Diego, California 92130

Facsimile: (858) 350-2620

if to the SPE to:

11455 El Camino Real, Suite 200

San Diego, California 92130

Facsimile: (858) 350-2620

Section 8.02 DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings.

(a) “Accredited Investor” has the meaning set forth under Regulation D of the Securities Act.

(b) “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(c) “Allocated Share” means the amount that would be allocated to a Pre-Formation Participant that is the holder of an interest in an American Assets Entity in accordance with the provisions of the existing Organizational Documents of such entity relating to distributions of distributable net proceeds from sales of directly or indirectly owned properties or assets, and assuming the sale of the relevant Target Asset or Target Assets that are directly or indirectly owned by such entity for a value equal to such Target Asset’s or Target Assets’ respective Equity Value(s).

Notwithstanding the foregoing, the Allocated Share of any Pre-Formation Participant shall reflect the following adjustments:

1.	Intercompany Debt Adjustment. In calculating Allocated Share, all Intercompany Debt shall be taken into account so that the Allocated Shares of the holders of direct or indirect Pre-Formation Interests in the obligor of Intercompany Debt collectively are reduced, and the Allocated Shares of the holders of direct or indirect Pre-Formation Interests in the obligee of such Intercompany Debt collectively are increased, in each case by the amount of such Intercompany Debt (such adjustments being referred to as “Intercompany Debt Adjustments”).

2.	Entity Specific Debt Adjustment. To the extent that Entity Specific Debt is allocated to a Target Asset, in calculating Allocated Shares of holders of direct or indirect Pre-Formation Interests in the American Assets Entity or Entities owning such Target Asset, the amount of the decrease in Equity Value of such Target Asset attributable to the allocation of such Entity Specific Debt to such Target Asset (through the operation of the formula set forth on Schedule II) (in each case, such decrease being the “Decrease”) shall be taken into account so that:

a.	the Allocated Shares of the holders of direct or indirect Pre-Formation Interests in any obligor(s) under such Entity Specific Debt collectively shall be (i) reduced by the amount equal to the excess of (w) the amount of the Entity Specific Debt owed by such obligor over (x) the amount of the Decrease allocated pro rata to such obligor as a direct or indirect owner of the Target Asset; or (ii) increased by the amount equal to the excess of (y) the amount of the Decrease allocated pro rata to such obligor as a direct or indirect owner of the Target Asset over (z) the amount of the Entity Specific Debt owed by such obligor; and

b.	the Allocated Shares of the holders of direct or indirect Pre-Formation Interests in American Assets Entities owning such Target Asset that are not obligors under such Entity Specific Debt collectively shall be increased by the amount equal to the amount of the Decrease allocated pro rata to such holders as direct or indirect owner of the Target Asset;

with the net effect under the foregoing clauses (a)(i), (a)(ii) and (b) being that the adverse economic impact of the Decrease shall be borne equitably by the holders of direct or indirect Pre-Formation Interests in the actual obligor(s) under such Entity Specific Debt and not by any other holder of direct or indirect Pre-Formation Interests in the American Assets Entities owning such Target Asset.

Illustrative examples of the application of the foregoing Allocated Share adjustments using hypothetical numbers are included as Example 3 and Example 4 in Appendix A to Schedule II.

(d) “Alternate Transaction” means (i) a contribution of the assets held by the SPE to the REIT in exchange for the amount of cash and the number of REIT Shares that were to be issued pursuant to this Agreement, (ii) a contribution of the assets held by the SPE to the Operating Partnership in exchange for the amount of cash and a number of OP Units equal to the number of REIT Shares that were to be issued pursuant to this Agreement, (iii) a contribution by each holder of direct or indirect equity interests in the SPE to the Operating Partnership or the REIT in exchange for the amount of cash and a number of OP Units and/or REIT Shares equal to the number of REIT Shares that would have otherwise been received by such holder of direct or indirect equity interests pursuant to this Agreement, (iv) the restructuring of the Merger as either (x) a merger of the SPE with and into the REIT, the Operating Partnership or a wholly owned subsidiary of the Operating Partnership or (y) a merger of a wholly owned subsidiary of the REIT or the Operating Partnership with and into the SPE, in each case in exchange for the amount of cash and the number of REIT Shares that were to be issued pursuant to this Agreement (or the amount of cash and a number OP Units equal to the number of REIT Shares that were to be issued pursuant to this Agreement), or (v) any other transaction pursuant to which the REIT, the Operating Partnership or any of their Subsidiaries acquire the assets held by the SPE or each holder of direct or indirect equity interests in such SPE in a transaction pursuant to which each holder of direct or indirect interests in such SPE receives the amount of cash, the number of OP Units and/or the number of REIT Shares that were to be received by such holder pursuant to this Agreement (or a portion thereof equal in value to the value of the portion of such assets acquired by the REIT, the Operating Partnership or any of their Subsidiaries pursuant to such Alternate Transaction).

(e) “American Assets Entity” means a Forward OP Merger Entity, Forward REIT Merger Entity, OP Sub Reverse Merger Entity, OP Sub Forward Merger Entity, REIT Sub Forward Merger Entity, or Contributed Entity, as applicable. As used herein, “American Assets Entities” refer to each American Assets Entity, collectively.

(f) “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of California.

(g) “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

(h) “Consent Form” means the forms provided to each holder of Pre-Formation Interests to consent to the Formation Transactions and to make such holder’s irrevocable elections with respect to consideration to be received in the Formation Transactions.

(i) “Environmental Laws” means all federal, state and local Laws governing pollution or the protection of human health or the environment.

(j) “Escrow Agreement” means the Indemnity Escrow Agreement, dated as of the date hereof, by and among the REIT, the Operating Partnership and the Rady Trust.

(k) “Equity Value” has the meaning set forth in Schedule II hereto.

(l) “Formation Transaction Documentation” means all of the agreements and plans of merger (including this Agreement) relating to all target entities and all contribution agreements and related documents and agreements, substantially in the forms accompanying the Request for Consent dated July 31, 2010 and identified in Exhibit A hereto, pursuant to which all of the American Assets Entities and/or the equity interests in the American Assets Entities held by the Pre-Formation Participants are to be acquired by the REIT or the Operating Partnership, directly or indirectly, as part of the Formation Transactions.

(m) “Formation Transactions” means the transactions contemplated by this Agreement and the other Formation Transaction Documentation.

(n) “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(o) “Intercompany Debt” means loans or advances among American Assets Entities and/or their Subsidiaries or among holders of Pre-Formation Interests on the one hand and American Assets Entities and/or their Subsidiaries on the other hand, other than those promissory notes set forth on Appendix D to Schedule II for which Del Monte Center is listed as the associated Target Asset, each of which loans or advances are set forth on Schedule III hereto. Intercompany Debt shall not be discharged pursuant to the Formation Transactions except to the extent any such Intercompany Debt merges out of existence by operation of law as a result of such transactions (e.g., if the Operating Partnership acquires both the obligor and obligee interest in a loan which reflects an Intercompany Debt). After the closing of the Formation Transactions, and except as provided below, to the extent any such loans are acquired by the REIT, Operating Partnership or their Subsidiaries (e.g., an obligor or obligee with respect to such loans is merged with or into, or acquired by, one of such entities), the REIT, Operating Partnership or their Subsidiaries (as applicable) shall be permitted to take any actions (including repayment) with respect to such Intercompany Debt as they deem appropriate. Intercompany Debt with respect to which either the obligor or the obligee (but not both such parties) under such Intercompany Debt is acquired, directly or indirectly, by the REIT, Operating Partnership or their Subsidiaries, shall be deemed to be discharged immediately after the Formation Transactions by (i) the REIT, Operating Partnership or their Subsidiaries (as applicable) as obligor, or (ii) the obligor to the REIT, Operating Partnership or their Subsidiaries (as applicable) as obligee, in each case in exchange for the consideration payable as set forth in the applicable Formation Transaction Documentation. The amounts payable and receivable with respect to each item of Intercompany Debt shall be determined by the REIT, for purposes of determining the Intercompany Debt Adjustments, within forty five (45) days prior to the date of the preliminary prospectus used in the IPO roadshow based on its good faith estimate of what such amounts will be as of the IPO Closing Date.

(p) “IPO Closing Date” means the closing date of the IPO.

(q) “IPO Price” means the initial public offering price of a REIT Share in the IPO.

(r) “Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority, including, without limitation, zoning, land use or other similar rules or ordinances.

(s) “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

(t) “Lock-Up Agreement” means that certain Lock-Up Agreement, by and between the underwriters and each investor of the REIT and/or the Operating Partnership.

(u) “Operating Partnership Agreement” means the agreement of limited partnership of the Operating Partnership, as amended and restated and in effect immediately prior to the Effective Time.

(v) “Organizational Documents” means the certificate of formation, certificate of incorporation and bylaws, certificate of limited partnership and limited partnership agreement, limited liability company agreement or operating agreement of the SPE or any SPE Subsidiary, as applicable.

(w) “Permitted Liens” means (i) Liens, or deposits made to secure the release of such Liens, securing Taxes, the payment of which is not delinquent or the payment of which (including, without limitation, the amount or validity thereof) is being contested in good faith by appropriate proceedings for which adequate reserves have been made in accordance with GAAP; (ii) zoning, entitlement, building and other land use Laws imposed by governmental agencies having jurisdiction over the Properties; (iii) covenants, conditions, restrictions, easements for public utilities, encroachments, rights of access or other non-monetary matters that do not materially impair the use of the Properties for the purposes for which they are currently being used or proposed to be used in connection with the relevant Person’s business; (iv) Liens securing financing or credit arrangements existing as of the Closing Date; (v) Liens arising under leases in effect as of the Closing Date; (vi) any exceptions contained in any title policy (including any policy issued to a secured lender) relating to the Properties as of the Closing Date; (vii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not yet due and payable and which are not, in the aggregate, material to the business, operations and financial condition of the Properties so encumbered; and (viii) any matters that would not have an SPE Material Adverse Effect.

(x) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(y) “Pre-Formation Interests” means the interests held by the Pre-Formation Participants in the American Assets Entities.

(z) “Pre-Formation Participants” means the holders of the direct and indirect equity interests in the relevant American Assets Entities immediately prior to the Formation Transactions.

(aa) “Prospectus” means the REIT’s final prospectus as filed with the SEC.

(bb) “REIT Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the Operating Partnership and each REIT Subsidiary, taken as a whole.

(cc) “Representation, Warranty and Indemnity Agreement” means the Representation, Warranty and Indemnity Agreement, dated as of the date hereof, by and among the REIT, the Operating Partnership and the Rady Trust.

(dd) “Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

(ee) “SPE Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the SPE and each SPE Subsidiary, taken as a whole.

(ff) “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii)(A) ten percent (10%) or more of the voting power of the voting capital stock or other equity interests, or (B) ten percent (10%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

(gg) “Target Asset” has the meaning set forth in Schedule II hereto.

(hh) “Tax” means all federal, state, local and foreign income, gross receipts, license, property, withholding, sales, franchise, employment, payroll, goods and services, stamp, environmental, customs duties, capital stock, social security, transfer, alternative minimum, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto, whether or not disputed.

(ii) “Underwriting Agreement” means that certain underwriting agreement, by and between the REIT, the Operating Partnership and certain underwriters set forth therein, pursuant to which the REIT will issue and sell shares in the IPO.

Section 8.03 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

Section 8.04 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement, the other Formation Transaction Documentation and the Consent Forms to which the parties hereto are a party, including, without limitation, the exhibits and schedules hereto and thereto, constitute the entire agreement and, except as set forth in Section 1.09, supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

Section 8.05 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California, regardless of any Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.06 ASSIGNMENT. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the REIT may assign its rights and obligations hereunder to an Affiliate.

Section 8.07 JURISDICTION. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the County of San Diego, with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

Section 8.08 DISPUTE RESOLUTION. The parties intend that this Section 8.08 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

(a) Upon any dispute, controversy or claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof (“Dispute”), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to Section 8.08(c) below without regard to any such ten (10) Business Day negotiation period.

(b) Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to Section 8.08(a) above shall be submitted to final and binding arbitration in California before one neutral and impartial arbitrator, in accordance with the Laws of the State of California for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS, Inc. (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. Each of the REIT and the SPE shall appoint one arbitrator within fifteen (15) days of a demand for arbitration. If the REIT and the SPE cannot mutually agree upon an arbitrator within such 15-day period, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible. The award, which shall set forth the arbitrator’s findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

(c) Notwithstanding the parties’ agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party’s rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(d) The prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator, and the fees, costs, and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

Section 8.09 SEVERABILITY. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision is held invalid, illegal or unenforceable under applicable law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

Section 8.10 RULES OF CONSTRUCTION.

(a) The parties hereto agree that they have had the opportunity to be represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 8.11 EQUITABLE REMEDIES. The parties agree that irreparable damage would occur to the REIT in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the REIT shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the SPE and to enforce specifically the terms and provisions hereof in any federal or state court located in California, this being in addition to any other remedy to which the REIT is entitled under this Agreement or otherwise at law or in equity.

Section 8.12 WAIVER OF SECTION 1542 PROTECTIONS. As of the Closing, the SPE expressly acknowledges that it has had, or has had and waived, the opportunity to be advised by independent legal counsel and hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542 which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Section 8.13 TIME OF THE ESSENCE. Time is of the essence with respect to all obligations under this Agreement.

Section 8.14 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.15 NO PERSONAL LIABILITY CONFERRED. This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or shareholder of the REIT, Merger Sub or the SPE.

Section 8.16 AMENDMENTS. This Agreement may be amended by appropriate instrument, without the consent of the SPE, at any time prior to the Effective Time; provided, that no such amendment, modification or supplement shall be made that alters the amount or changes the form of the consideration to be delivered to the SPE, without the prior written consent of the SPE in the event that the SPE would be adversely affected by such proposed amendment, modification or supplement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

AMERICAN ASSETS TRUST, INC., a Maryland corporation

By:
Name: John W. Chamberlain
Title: President

[REIT SUB FORWARD MERGER ENTITY] a [ ]

By:
Name:
Title:

[Signature Page to REIT Sub Forward Merger Agreement]

AGREED AND ACCEPTED as of [ ], 2010,

[REIT SUB FORWARD MERGER ENTITY MERGER SUB], a Delaware limited liability company

By:	AMERICAN ASSETS TRUST, INC., a Maryland corporation Its Sole Member

By:

Name:

Title:

[Signature Page to REIT Sub Forward Merger Agreement]

Schedule I

List of Forward OP Merger Entities:

1.	Solana Beach Towne Centres Investments, L.P.

2.	Pacific San Jose Holdings, L.P.

3.	Pacific Sorrento Mesa Holdings, L.P.

4.	Hillside 104, a California limited partnership

5.	Hillside 276, a California limited partnership

6.	Desert Hillside Holdings, LLC

7.	BWH Holdings, LLC

8.	Waikele Center Holdings, LP

List of Forward REIT Merger Entities:

1.	Pacific Stonecrest Assets, Inc.

2.	Pacific National City Assets, Inc.

3.	Western Assets, Inc.

4.	Pacific Towne Centre Assets, Inc.

5.	Pacific Oceanside Assets, Inc.

6.	Pacific San Jose Assets, Inc.

7.	KMBC Assets, Inc.

8.	Hero Retail, Inc.

9.	Pacific Sorrento Valley Assets I, Inc.

10.	Pacific Sorrento Mesa Assets, Inc.

11.	Beach Walk Assets, Inc.

12.	ICW Plaza, Inc. [d/b/a Delaware ICW Plaza, Inc.]

13.	ICW Valencia, Inc.

14.	Pacific Torrey Reserve Assets, Inc.

15.	Landmark Assets, Inc.

16.	Landmark One Market, Inc.

17.	Pacific Novato Assets, Inc.

18.	Waikele Center Assets, Inc.

List of OP Sub Forward Merger Entities:

1.	Pacific Stonecrest Holdings, L.P.

2.	Rancho Carmel Plaza, a California limited partnership

3.	Pacific Oceanside Holdings, L.P.

4.	Kearny Mesa Business Center, a California limited partnership

5.	Del Monte Center Holdings, LP

6.	Beach Walk Holdings, LP

7.	ICW Plaza, L.P., a California limited partnership

8.	ICW Valencia, L.P.

9.	Desert Oceanside Holdings, LLC

10.	San Diego Loma Palisades, L.P.

List of OP Sub Reverse Merger Entities:

1.	Pacific Waikiki Holdings, L.P.

2.	ABW Lewers LLC

3.	King Street Holdings, LP

4.	Loma Palisades, a California general partnership

List of REIT Sub Forward Merger Entities:

1.	Pacific Del Mar Assets, Inc.

2.	Pacific Carmel Mountain Assets, Inc.

3.	Pacific Solana Beach Assets, Inc.

4.	Pacific Waikiki Assets, Inc.

5.	King Street Assets, Inc.

6.	Pacific Sorrento Valley Assets II, Inc.

7.	Pacific Santa Fe Assets, Inc.

List of Contributed Entities:

1.	American Assets Trust Management, LLC

2.	Winrad Vista Hacienda, a California general partnership

3.	Vista Hacienda, a California limited partnership

4.	Pacific American Assets Holdings, L.P., a California limited partnership

5.	Carmel Country Plaza, L.P.

6.	Pacific Carmel Mountain Holdings, L.P.

7.	Pacific National City Holdings, L.P.

8.	Pacific Solana Beach Holdings, L.P.

9.	Pacific San Jose Holdings, L.P.

10.	Winrad Kearny Mesa Business Center, a California general partnership

11.	Pacific Sorrento Valley Holdings I, L.P.

12.	Pacific Sorrento Mesa Holdings, L.P.

13.	Beach Walk Holdings, LP

14.	ICW Plaza, L.P., a California limited partnership

15.	ICW Valencia, L.P.

16.	Pacific Sorrento Valley Holdings II, L.P.

17.	EBW Hotel LLC

18.	Imperial Strand, a California limited partnership

19.	Winrad Imperial Strand, a California general partnership

20.	San Diego Loma Palisades, L.P.

21.	Mariner’s Point, LLC

22.	Pacific Santa Fe Holdings, L.P.

Schedule II

Calculation of Equity Value

For purposes of all Formation Transaction Documentation, “Equity Value” of any Target Asset directly or indirectly owned by the American Assets Entity subject to such agreement shall be calculated pursuant to the formula set forth below. Capitalized terms used in this Schedule II shall have the meanings set forth below and capitalized terms used herein without definition shall have the meanings assigned to such terms in the Agreement.

EV = EP x [TFTV-TPA]+AA;

where:

EV = Equity Value;

EP = Equity Percentage;

TFTV= Total Formation Transaction Value;

TPA = Total Portfolio Adjustment; and

AA = Asset Adjustment;

provided, however, that if the resulting Equity Value for a Target Asset is a negative amount (a “Net Deficit”), then the REIT shall exercise one of the following options, as determined by the REIT in its sole and absolute discretion: (i) select the Target Asset as an Eliminated Asset or (ii) if one or more entities that are subject to the Formation Transaction Documentation that are the direct or indirect owners of such Target Asset would otherwise possess Excluded Assets the value of which in the aggregate would equal or exceed the amount of such Net Deficit, increase the Target Net Working Capital with respect to such entity or entities by the absolute value of such Net Deficit; and provided further that if the REIT shall have exercised option (ii) with respect to any Target Asset, the Equity Value with respect to such Target Asset shall be deemed to be equal to zero;

provided further, that if the Equity Value for ICW Valencia/Valencia Corporate Center as calculated above would result in the holders of direct or indirect Pre-Formation Interests in ICW Valencia, L.P. having an amount of Allocated Shares, prior to the application of the Intercompany Debt Adjustments, that is less than the value of the Intercompany Debt owed by ICW Valencia, L.P. to ICW Plaza, L.P. (such shortfall being referred to as the “Intercompany Debt Shortfall”), then (i) Western Insurance Holdings, Inc. shall issue a promissory note with a term of three years to ICW Valencia, L.P. which shall be treated as an Asset Adjustment with respect to ICW Valencia/Valencia Corporate Center and such promissory note (the “WIH Note”) shall have such face amount as shall be necessary to increase the Equity Value of ICW Valencia/Valencia Corporate Center such that the Allocated Shares of holders of direct or indirect Pre-Formation Interests in ICW Valencia, L.P. shall increase by an amount, prior to the application of the Intercompany Debt Adjustments, equal to the Intercompany Debt Shortfall and (ii) the Equity Value for ICW Valencia/Valencia Corporate Center shall be recalculated to give effect to the Asset Adjustment attributable to the issuance of the WIH Note.

Attached as Appendix A to this Schedule II are illustrative calculations of Equity Value for a hypothetical portfolio of Target Assets.

“Actual Balance” shall mean: (i) with respect to each Existing Loan to be assumed in connection with the IPO, the unpaid principal amount of and past due unpaid interest on such Existing Loan as of the IPO Closing Date and immediately prior to any such assumption and all assumption fees and any related expenses with respect to such Existing Loan; and (ii) with respect to each Existing Loan to be prepaid, repaid or refinanced in connection with the IPO, the unpaid principal amount of and past due unpaid interest on such Existing Loan as of the IPO Closing Date and immediately prior to any such prepayment, repayment or refinancing and any related prepayment penalties and any related expenses; provided, however, that in the event a Target Asset is not included in the Formation Transactions pursuant to a merger (or contribution of all direct or indirect Pre-Formation Interests in such Target Asset) but a portion of the direct or indirect Pre-Formation Interests in such Target Asset is otherwise contributed to the Operating Partnership or a subsidiary of the Operating Partnership, then the Actual Balance for such Target Asset shall be proportionately adjusted to take into account the portion of the direct or indirect Pre-Formation Interests in such Target Asset that will not be so contributed. With respect to each Existing Loan to be assumed, prepaid, repaid or refinanced in connection with the Formation Transactions, the Actual Balance as of the Closing Date shall be determined by the REIT within forty five (45) days prior to the date of the preliminary prospectus used in the IPO roadshow based on its good faith estimate of what such amounts will be as of the IPO Closing Date.

“Asset Adjustment” shall mean with respect to each Target Asset and any Existing Loan relating to such Target Asset, an amount equal to the Base Balance minus the Actual Balance (expressed as a positive or negative number, as applicable) with respect to all Existing Loans relating to such Target Asset, and in the case of ICW Valencia/Valencia Corporate Center, the face value of the WIH Note shall be deemed to reduce the Actual Balance of the Existing Loan relating to ICW Valencia/Valencia Corporate Center.

“Base Balance” shall mean with respect to each Existing Loan, the principal amount of such Existing Loan set forth on Appendix C to this Schedule II; provided, however, that in the event a Target Asset is not included in the Formation Transactions pursuant to a merger (or contribution of all direct or indirect Pre-Formation Interests in such Target Asset) but a portion of the direct or indirect Pre-Formation Interests in such Target Asset is otherwise contributed to the Operating Partnership or a subsidiary of the Operating Partnership, then the Base Balance for such Target Asset shall be proportionately adjusted to take into account the portion of the direct or indirect Pre-Formation Interests in such Target Asset that will not be so contributed.

“Eliminated Asset” shall mean any Target Asset subject to the Formation Transaction Documentation that is excluded pursuant to the terms of the Formation Transaction Documentation from the Formation Transactions.

“Equity Percentage” shall mean with respect to each Target Asset, the percentage (expressed as a decimal) set forth opposite the name of such Target Asset on Appendix B to this Schedule II (which percentage is based on the Fairness Opinion of Duff & Phelps, LLC and represents such

Target Asset’s percentage of the net asset values of the Target Assets (other than the Management Company) and the net equity value of the Management Company, taken as a whole); provided, however, that in the event a Target Asset is selected as or otherwise becomes for any reason an Eliminated Asset, then: (i) the Equity Percentage for each remaining Target Asset shall be recalculated as a fraction, the numerator of which is the original Equity Percentage for such remaining Target Asset and the denominator of which is (A) 100 minus (B) the original Equity Percentage of the Eliminated Asset; and (ii) the Equity Percentage of the Eliminated Asset shall be zero; and provided, further, that in the event a Target Asset is not included in the Formation Transactions pursuant to a merger (or contribution of all direct or indirect Pre-Formation Interests in such Target Asset) but a portion of the direct or indirect Pre-Formation Interests in such Target Asset is otherwise contributed to the Operating Partnership or a subsidiary of the Operating Partnership, then, after giving effect to any Eliminated Assets pursuant to the preceding proviso, the Equity Percentage for such Target Asset and for each other remaining Target Asset subject directly or indirectly to the Formation Transaction Documentation shall be proportionately adjusted to take into account the portion of the direct or indirect Pre-Formation Interests in such Target Asset that will not be so contributed.

“Excluded Assets” has the meaning set forth in Section 5.03 to the Agreement.

“Existing Loan” shall mean (i) each mortgage or mezzanine loan secured by a Target Asset listed on Appendix C to this Schedule II and (ii) all unsecured indebtedness of an American Assets Entity or of an entity in which an American Assets Entity has a direct or indirect interest that will be assumed, prepaid, repaid or refinanced in connection with the IPO and that is set forth on Appendix D to this Schedule II (all indebtedness falling within the scope of this clause (ii) shall be referred to as “Entity Specific Debt”); for the avoidance of doubt, no Intercompany Debt shall constitute an Existing Loan (in order to avoid double counting, as Intercompany Debt is adjusted for through the definition of “Allocated Share”). Existing Entity Specific Debt will be deemed to relate to the Target Asset(s) and, if to multiple Target Assets, in the proportions set forth opposite the name of such Entity Specific Debt on Appendix D to this Schedule II, and all such Entity Specific Debt will be deemed to have a Base Balance of zero (because “Equity Percentage” as determined by Duff & Phelps, LLC was determined at the property level and did not take into account Entity Specific Debt, Entity Specific Debt is deemed to be zero in order to cause a readjustment of “Equity Value” of all Target Assets after taking into account such Entity Specific Debt).

“Target Asset” shall mean each property set forth on Appendix B to this Schedule II and the property management business of American Assets, Inc. (the “Management Company”).

“Target Net Working Capital” has the meaning set forth in Schedule 5.03 to the Agreement.

“Total Portfolio Adjustment” shall mean the sum (which may be a positive or negative number) of all Asset Adjustments for every Target Asset, excluding Eliminated Assets.

“Total Formation Transaction Value” shall mean the aggregate dollar value of (i) the cash, (ii) the REIT Shares and (iii) the OP Units that are issued or issuable to all Pre-Formation Participants in the Formation Transactions as set forth in the Prospectus. Total Formation Transaction Value will be determined valuing REIT Shares and OP Units at a value per REIT Share or OP Unit equal to the IPO Price.

EXHIBITS

Exhibit A:	Formation Transaction Documentation

Exhibit B:	REIT Charter

Exhibit C:	Form of Registration Rights Agreement

Exhibit D:	Order of Mergers

Exhibit E:	Lock-Up Agreement

Exhibit F:	Operating Partnership Agreement

Exhibit A

Formation Transaction Documentation

Form of Forward REIT Merger Agreement

Form of REIT Sub Forward Merger Agreement

Form of Forward OP Merger Agreement

Form of OP Sub Forward Merger Agreement

Form of OP Sub Reverse Merger Agreement

Form of OP Contribution Agreement

Form of OP Sub Contribution Agreement

Form of Alternate Contribution Agreement

Form of Tax Protection Agreement

Amended and Restated Agreement of Limited Partnership of American Assets Trust, L.P.

Registration Rights Agreement

Representation, Warranty and Indemnity Agreement

Indemnity Escrow Agreement

Lock-Up Agreement

Articles of Amendment and Restatement of American Assets Trust, Inc.

Bylaws of American Assets Trust, Inc.

Management Business Contribution Agreement

Exhibit B

REIT Charter

See Attached.

Exhibit C

Form of Registration Rights Agreement

See Attached.

Exhibit D

Order of Mergers

Each step within each “Transaction Step” below must be completed before the transactions in the following “Transaction Step” may be completed. All transactions within each “Transaction Step” may be completed simultaneously or in any order.

Transaction Step 1

All Forward REIT Mergers

All REIT Sub Forward Mergers

Transaction Step 2

All Contributions to the OP (including the REIT’s contribution to the OP of the assets acquired in Step 1)

Transaction Step 3

All Contributions to subsidiaries of the OP (including, where applicable, the OP’s contribution to the applicable subsidiary of assets acquired in Step 2)

Transaction Step 4

All OP Forward Mergers except the OP Forward Merger set forth in Transaction Step 5 and Transaction Step 7 below

Transaction Step 5

Forward Merger of Desert Hillside Holdings LLC with and into the Operating Partnership

Transaction Step 6

All OP Sub Forward Mergers except the OP Sub Forward Merger set forth in Transaction Step 7 below

Transaction Step 7

Forward Merger of BWH Holdings LLC with and into the Operating Partnership

Forward Merger of Desert Oceanside Holdings LLC with and into Pacific Oceanside Holdings LLC.

Transaction Step 8

All OP Sub Reverse Mergers

Exhibit E

Lock-Up Agreement

See Attached.

Exhibit F

Operating Partnership Agreement

See Attached.